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                                                                      EXHIBIT 12

                          PHYCOR, INC. AND SUBSIDIARIES

                       RATIO OF EARNINGS TO FIXED CHARGES

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
                                                                                         Six Months Ended
                                                                                              June
                                                   Year Ended December 31,                  June 30,
                                     ------------------------------------------------    -----------------
                                        1992       1993      1994      1995      1996      1996      1997
                                     --------      -----     -----     -----     -----     -----     -----
Net income                           ($13,745)   $ 7,140   $11,675   $21,874   $36,380   $16,109   $26,013
   Income taxes                           405      1,092     4,826    13,923    22,775    10,085    16,393
   Interest expense and loan cost
   amortization                         4,850      4,213     4,195     5,466    15,981     6,555    11,425
   One fourth of rent expense           3,302      4,110     5,853     9,185    16,394     7,010    11,490
   Provision for clinic
   restructuring                       18,566       --        --        --        --        --        --
                                     --------    -------   -------   -------   -------   -------   -------

     Earnings before fixed charges   $ 13,378    $16,555   $26,549   $50,448   $91,530   $39,759   $65,321
                                     ========    =======   =======   =======   =======   =======   =======

Interest expense and loan cost
amortization                            4,850      4,213     4,195     5,466    15,981     6,555    11,425
One fourth of rent expense              3,302      4,110     5,853     9,185    16,394     7,010    11,490
                                     --------    -------   -------   -------   -------   -------   -------
Fixed charges                        $  8,152    $ 8,323   $10,048   $14,651   $32,375   $13,565   $22,915
                                     ========    =======   =======   =======   =======   =======   =======


Ratio of earnings to fixed charges        1.6        2.0       2.6       3.4       2.8       2.9       2.9
                                     ========    =======   =======   =======   =======   =======   =======
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